Exhibit 10.27

                    Amendment to the Co-Development Agreement
              between Bioenvision, Inc. and Southern Research Institute


WHEREAS Southern Research Institute ("SRI") and Eurobiotech Group, Inc. (now Bioenvision, Inc., through a 100% equity purchase) (hereinafter "Bioenvision"), had executed a Co-Development Agreement on August 31, 1998 for the commercial development of Clofarabine, and

WHEREAS the parties to that Agreement now wish to amend the Agreement.

IT IS HEREBY AGREED THAT the following amendments shall apply:

1. In Article 1. DEFINITIONS, Clause H replaces the term Gross Sales Revenue and shall now read:

        H. Net Sales Revenue means the gross amount recognized by a party or its Affiliates or sublicensees for the sale of Clofarabine or other Product(s) through normal distribution channels (as determined by generally accepted accounting principles and industry practices), less any deductions for value added taxes incurred, and not recovered by such party or the equivalent, or trade discounts, or returns, or such deductions that may be made from the sale price in the Territory.

               In Article 1. DEFINITIONS, Clause F and G, substitute the term "Gross Sales Revenue" with the term "Net Sales Revenue."

               In Article 1.  DEFINITIONS, Clause L shall now read:

               L. Net Income means the difference between Net Sales Revenue and the sum of Cost of Goods sold and Operating Expenses (Appendix IV) with all royalties, local taxes, corporate income taxes, foreign taxes, and accrued start-up and development costs treated as excluded costs.

In Article 1. DEFINITIONS, Clause F delete the term "SRI" and replace with the term "all."

2.      In Article 10. DILIGENCE, Clause B shall now read:

        B. Retention of rights by Bioenvision is contingent upon submission of a NDA to the FDA within six years of the effective date of this Agreement, provided that such date is consistent with the regulatory strategy agreed upon by Bioenvision and SRI with the FDA. The parties acknowledge and agree that SRI may agree to extend the deadline for submission of a NDA to the FDA upon request by Bioenvision, which agreement shall not be unreasonably withheld, so long as Bioenvision continues to use all reasonable efforts to complete the filing in due form as promptly and as reasonably practicable during such extended period.

3.       The following shall be an addendum to Article 5A:

For the purposes of the Co-Development Agreement between Bioenvision, Inc. and Ilex Oncology, Inc. (hereinafter "ILEX") executed on March 8, 2001 (hereinafter "Bioenvision-ILEX Agreement") in which ILEX shall be considered a sublicensee of Bioenvision, and only for such purposes, it is agreed that the royalties received by Bioenvision from ILEX, its Affiliates or sublicensees for the sales of Clofarabine or any Product in the Field and in the Territory shall be divided between SRI and Bioenvision according to the following table:

         Annual Net Sales            Total Royalty            % Total Royalty
        Revenue ($ Million)      (% Net Sales Revenue)             to SRI
      -------------------------------------------------------------------------

           0  -     30                   8.75                      71.429
          >30  -   100                   11.25                     55.556
         >100  -   200                   12.50                     56.000
         >200  -   500                   15.00                     50.000
                   500+                  18.75                     53.333

Bioenvision will pay SRI its percentage of the royalties as per above within five (5) business days of receipt by Bioenvision from ILEX of the royalty payments due Bioenvision in accordance with Article 8.2 of the Bioenvision-ILEX Agreement by electronic wire transfer of funds in US dollars as per above to the following account:

        AmSouth Bank
        Account No. 01389483
        Routing No. 062000019
        For Intellectual Property

The milestone payments paid by ILEX to Bioenvision in Article 3 of the Bioenvision-ILEX Agreement shall be split 50/50 between Bioenvision and SRI. Additionally, SRI shall receive 50% of the US$1.35 million closing payment to Bioenvision from ILEX, referred to in Article 3.3 of the Bioenvision-ILEX Agreement. All payments due SRI under Article 3 of the Bioenvision-ILEX Agreement shall be made within five (5) business days of receipt by Bioenvision from ILEX by electronic wire transfer of funds in US$ to the account designated above.

4. In Article 4. LICENSE FEE AND RESEARCH AND DEVELOPMENT FUNDING, Clause D shall now read:

               Upon successful completion of Phase II clinical trials SRI and Bioenvision may jointly pay the costs of Phase III clinical trials and further Product development. If SRI shall not jointly fund the cost of such trials Bioenvision may pay the costs in full after paying a non-refundable option fee of $750,000 within 60 days of completion and evaluation of Phase II trials or 60 days from the commencement of Phase III trials, whichever is earlier. Completion and evaluation, for this purpose, shall mean the date on which all patients will have finished treatment as defined in the protocol for the pivotal Phase II clinical trial. If Bioenvision and SRI jointly develop the Product in Phase III trials no option fee shall be payable by Bioenvision.

In Article 4, Clause E shall now read:

        E. Bioenvision has issued to SRI one or more share certificates evidencing, in the aggregate, 100,000 shares of Bioenvision common stock. The share certificate(s) were issued in a transaction not involving a public offering and, consequently, bear a restrictive legend in accordance with requirements and practice under The Securities Act of 1933, as amended. SRI desires to have the restrictive legend on the share certificate(s) removed. Bioenvision covenants and agrees to take all necessary steps to cause new share certificates evidencing those shares, without the restrictive legend, to be issued in exchange for the share certificates containing the restrictive legend, promptly and, in any event, within 15 business days after SRI surrenders the existing share certificates, along with customary stockholder representation letters and opinions of counsel (relating to the satisfaction of the applicable holding period and other requirements under Rule 144, etc.) for the removal of the restrictive legend in compliance with applicable securities laws.

5. In Article 12, PATENT PROSECUTION, Clause B shall now read

        B. Bioenvision shall bear all patenting expenses related to the filing, prosecution or maintenance of all Patent and Improvement licensed hereunder in whole or in part.

               Payments owed to SRI shall be payable within five (5) days after the end of the month in which the invoice(s) for payment is received by Bioenvision.

6.      In Article 8. PAYMENTS AND REPORTS, Clause C shall now read:

        C. All payments from Bioenvision to SRI shall be made by electronic wire transfer of funds in US dollars to the account referred to in Article 5A.

In Article 8, Clause H shall now read:

        H. Bioenvision shall deliver to SRI within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer (or equivalent) of Bioenvision, setting forth in reasonable detail the calculation of SRI payments made during the quarter and for each calendar quarter, including gross sales, net sales, value added taxes, number of units sold, unit price, royalties by net sales range and the like on a country-by-country basis, and include a sufficient basis for understanding the methodology and rationale for calculating profit sharing as per Appendix IV, by Bioenvision, sublicencees, joint ventures and their affiliates.

In Article 8, add Clause K

        K. Within fifteen (15) days of execution of the Bioenvision-ILEX Agreement, Bioenvision shall pay to SRI all past due patent prosecution costs in the sum of $US36,682.75 pursuant to Article 12.

7. Appendix I, attached hereto, is amended to update the list of patents and/or patent applications referred to in Article 1, Clause M.

8.      Appendix IV shall now read:

H Excludes all royalties.

I Excludes all royalties, local taxes, corporate income taxes, foreign taxes, and accrued start-up and development costs.

In Appendix IV, substitute the term "Net Sales Revenue" for the term "Gross Sales Revenue."

9.      The following shall be added as Article 34.

                             34. SURVIVAL OF OBLIGATIONS

In the event of any termination of this Agreement, all obligations of Bioenvision and SRI existing prior to termination and all obligations, whether known or unknown at the time of termination, stemming from the act or omissions of a given Party while this Agreement was in force and effect, shall remain an obligation of the given Party until discharged. Article(s) 5, 6, 7, 9, 15, 18, 19, 21, 22 and 36 as well as any other provisions to the extent required for the full observation and performance of the foregoing Articles or which by their nature are intended to survive such termination, shall survive the termination of this Agreement and continue to be enforceable.

10.     Article 34. NOTICE is renumbered Article 35.

11. In Article 6, COMMERCIALIZATION STAGE, Clause A, substitute the term "Net Sales Revenue" for the term "Gross Sales Revenue.

12.     In Article 35, EXECUTION is renumbered as Article 36.

TN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers on the respective dates hereinafter set forth, said amendment to be effective as of March 12th, 2001.

Bioenvision, Inc.                             Southern Research Institute

Signature /s/ C.B. Wood                       Signature /s/ Randall C. Shealy
          -------------                                 -----------------------

Print Name C.B. Wood                          Print Name Randall C. Shealy
           ------------                                  ------------------

Date  March 12, 2001                          Date  March 12, 2001
      ---------------                               ---------------